EXHIBIT 10.2

SHAREHOLDER’S AGREEMENT

BY AND BETWEEN

FB FINANCIAL CORPORATION

AND

JAMES W. AYERS

DATED AS OF                     , 2016

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
1.1. Drafting Conventions; No Construction Against Drafter.	1
1.2. Defined Terms.	2

SECTION 2. REPRESENTATIONS AND WARRANTIES	4
2.1. Representations and Warranties of the Shareholder.	4
2.2. Representations and Warranties of Company.	4

SECTION 3. BOARD MATTERS	4
3.1. Board of Directors.	4
3.2. Committees of the Board of Directors.	6
3.3. Additional Management Provisions.	6
3.4. Company.	7

SECTION 4. MISCELLANEOUS PROVISIONS	7
4.1. Confidentiality.	7
4.2. Reliance.	8
4.3. Access to Agreement; Amendment and Waiver; Actions of the Board.	8
4.4. Notices.	8
4.5. Counterparts.	9
4.6. Remedies; Severability.	9
4.7. Entire Agreement.	9
4.8. Termination.	9
4.9. Governing Law.	9
4.10. Successors and Assigns; Beneficiaries.	9
4.11. Consent to Jurisdiction; WAIVER OF JURY TRIAL.	9
4.12. Further Assurances.	10
4.13. Regulatory Matters.	10
4.14. Inconsistent Agreements.	11
4.15. Effectiveness of Agreement.	11

SHAREHOLDER’S AGREEMENT

This SHAREHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”) is made as of [●], 2016 (the “Effective Time”) by and between FB Financial Corporation, a Tennessee corporation (the “Company”) and James W. Ayers (the “Shareholder”).

RECITALS

WHEREAS, as of the Effective Time, the Shareholder owns all of the outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company;

WHEREAS, the Company is proposing to consummate an initial public offering of its Common Stock (the “Initial Public Offering”);

WHEREAS, as an incentive for the Shareholder to participate in and consummate the transactions contemplated by the Initial Public Offering, the Company and the Shareholder desire to agree upon the respective rights and obligations after the date of completion of the Initial Public Offering (the “Closing Date”) with respect to the securities of the Company now or hereafter outstanding and held by the Shareholder and certain corporate governance matters with respect to the Shareholder’s investment in the Company; and

WHEREAS, the Board of Directors of Company (the “Board of Directors”) have approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.    DEFINITIONS

1.1. Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the rules and regulations promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall have the meaning set forth in the Recitals.

“Bylaws” shall mean Company’s amended and restated bylaws in effect as of the Closing Date, as amended from time to time.

“Charter” shall mean Company’s amended and restated articles of incorporation in effect as of the Closing Date, as amended from time to time.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals, together with any shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall have the meaning set forth in the Preamble and shall include any successor thereto.

“Director” shall mean a member of the Board of Directors.

“Effective Time” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Initial Public Offering” shall have the meaning set forth in the Recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Tennessee Business Corporation Act and the listing or other standards of any applicable stock exchange

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and, in the case of any action by Company that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with the fiduciary duties that the Board of Directors may have in such capacity) necessary or desirable to cause such result, including (i) attending meetings in person or by proxy for purposes of obtaining a quorum, (ii) voting or providing a written consent or proxy with respect to Shares, (iii) causing the adoption of resolutions and amendments to the organizational documents of Company, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permanent Disability” shall mean the inability of the Shareholder, as reasonably determined by the Company, to perform the essential functions of his regular duties and responsibilities under this Agreement, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of twelve (12) consecutive months. At the request of Shareholder or his personal representative, the determination by the Company that the Permanent Disability of Shareholder has occurred shall be certified by a physician mutually agreed upon by the Shareholder, or his personal representative, and the Company.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of                          , 2016 by and between the Company and the Shareholder.

“Removal Notice” shall have the meaning as set forth in Section 3.1(c)(i).

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shareholder Designee” shall have the meaning as set forth in Section 3.1(a)(i).

“Shares” shall mean, at any time, (i) Common Stock and (ii) any other equity securities now or hereafter issued by Company, together with any options thereon and any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Total Number of Directors” shall have the meaning as set forth in Section 3.1(a)(i).

SECTION 2.    REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Shareholder. The Shareholder hereby individually represents, warrants and covenants to Company as follows: (a) the Shareholder has full legal capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms; and (c) the execution, delivery and performance by the Shareholder of this Agreement does not and will not: (i) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to the Shareholder, or require the Shareholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) constitute a breach of or default under any material agreement to which the Shareholder is a party.

2.2. Representations and Warranties of Company. Company hereby represents, warrants and covenants to the Shareholder as follows: (a) Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by Company of this Agreement does not and will not: (i) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Company, or require Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Company is a party or by which the property of Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Company.

SECTION 3.    BOARD MATTERS

3.1. Board of Directors. Effective as of the Closing Date:

(a) Rights to Designate. The Shareholder hereby agrees to vote, or cause to be voted, all of its Shares, at any annual or special meeting, by written consent, or otherwise, and will take all Necessary Actions within the Shareholder’s control, and Company will take all Necessary Actions within its control, to cause the authorized number of directors on the Board of Directors to be established and remain between 5 and 9, with such number approved pursuant to the Bylaws and Charter, and the Shareholder shall have the right, but not the obligation, to elect or appoint or cause to be elected or appointed to the Board of Directors and cause to be continued in office:

(i) Equal to: (A) up to a majority of the total number of directors comprising the Board of Directors (the “Total Number of Directors”), so long as the Shareholder beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of Common Stock; (B) up to 40% of the Total Number of

Directors, in the event that the Shareholder beneficially owns, directly or indirectly, more than 40%, but less than or equal to 50%, of the then outstanding shares of Common Stock; (C) up to 30% of the Total Number of Directors, in the event that the Shareholder beneficially owns, directly or indirectly, more than 30%, but less than or equal to 40%, of the then outstanding shares of Common Stock; (D) up to 20% of the Total Number of Directors, in the event that the Shareholder beneficially owns, directly or indirectly, more than 20%, but less than or equal to 30%, of the then outstanding shares of Common Stock; (E) up to 10% of the Total Number of Directors, in the event that the Shareholder beneficially owns, directly or indirectly, at least 5% of the then outstanding shares of Common Stock; and (F) no directors in the event that the Shareholder beneficially owns, directly or indirectly, less than 5% of the then outstanding shares of Common Stock. For purposes of calculating the number of directors that the Shareholder is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1 1⁄4 Directors shall equate to two Directors) and any such calculations shall be made on a pro forma basis, including, for the avoidance of doubt, taking into account any increase in the size of the Board of Directors. In the event that the Shareholders has nominated less than the total number of designees the Shareholder shall be entitled to nominate pursuant to this Section 3.1(a), the Shareholder shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Board of Directors shall take all Necessary Action to (x) increase the size of the Board of Directors as required to enable the Shareholder to so nominate such additional designees and (y) designate such additional designees nominated by the Shareholder to fill such newly-created vacancies. Each such designee whom the Shareholder shall actually nominate pursuant to this Section 3.1(a) and is thereafter elected to the Board of Directors to serve as a Director shall be referred to herein as a “Shareholder Designee”;

(ii) the chief executive officer of Company and its subsidiaries, who initially shall be Christopher T. Holmes, shall serve on the Board of Directors of the Company; and

(iii) each additional designee shall be filled as provided in the Charter and Bylaws.

Company shall cause the individuals designated in accordance with this Section 3.1(a) to be nominated for election to the Board of Directors, shall solicit proxies in favor thereof, and at each meeting of the shareholders of Company at which directors of Company are to be elected, shall recommend that the shareholders of Company elect to the Board of Directors each such individual nominated for election at such meeting.

(b) Initial Shareholder Designees. The initial Shareholder Designees pursuant to the provisions of Section 3.1(a)(i) of this Agreement shall be the Shareholder, Orrin H. Ingram and Stuart C. McWhorter. Any remaining undesignated Shareholder Designees shall be designated by the Shareholder at such time as they shall determine.

(c) Removal and Replacement.

(i) The Shareholder may remove a Shareholder Designee by sending a written notice to Company’s Secretary stating the name of the designee to be removed from the Board of Directors (the “Removal Notice”) and, upon receipt of such notice by Company’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and such a designee shall only be removed in such manner).

(ii) If at any time any Shareholder Designee ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), the Shareholder shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 3.1(a) of this Agreement, and the Company will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that the Shareholder does not, pursuant to Section 3.1(a) of this Agreement, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Charter and the Bylaws.

(d) Expenses. Each Director shall be entitled to reimbursement from Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board of Directors or any committee thereof or governing body of any subsidiary of Company or any committee thereof.

3.2. Committees of the Board of Directors. For so long as the Company qualifies as a “controlled company” under applicable listing standards and subject to applicable Law, the Shareholder shall have the right, but not the obligation, to designate (a) a majority of the members of any Nominating and Corporate Governance Committee or similar committee of the Board of Directors and (b) up to two members of any Compensation Committee or similar committee of the Board of Directors. In the event that the Company no longer qualifies as a “controlled company” under applicable listing standards, the Shareholder shall continue to have the right to designate at least one member of each such committee of the Board of Directors for so long as permitted under applicable Law; provided, however, the Shareholder shall cease to have such right to designate a committee member in the event that the Shareholder ceases to have the right to designate a Director pursuant to Section 3.1(a) of this Agreement.

3.3. Additional Management Provisions.

(a) The Shareholder and Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by Law, when the Shareholder takes any action under this Agreement to give or withhold its consent, the Shareholder shall have no duty (fiduciary or other) to consider the interests of

Company and may act exclusively in its own interest in its capacity as a Shareholder and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of Company’s Bylaws. Each of the parties covenants and agrees to take all Necessary Actions within its control to ensure that the Charter and Bylaws do not, at any time, conflict with the provisions of this Agreement.

(c) For so long as Company qualifies as a “controlled company” under the applicable listing standards then in effect, Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. Company and the Shareholder acknowledge and agree that, as of the date of this Agreement, Company is a “controlled company.” After Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, the Shareholder acknowledges that a sufficient number of their designees will be required to qualify as “independent directors” to ensure that the Board of Directors complies with such applicable listing standards in the time periods required by the applicable listing standards then in effect, and shall discuss and use commercially reasonable efforts to agree upon appropriate changes to their designees consistent with the foregoing.

3.4. Company. Company will not give effect to any action by the Shareholder which is in contravention of this Section III.

SECTION 4.    MISCELLANEOUS PROVISIONS

4.1. Confidentiality. The Shareholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by the Shareholder or its Affiliates), (b) is or has been independently developed or conceived by the Shareholder without use of Company’s confidential information or (c) is or has been made known or disclosed to the Shareholder by a third party (other than an Affiliate of the Shareholder) without a breach of any confidentiality obligations such third party may have to Company that is known to the Shareholder; provided, that, the Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from the Shareholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 4.1 as if a Shareholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of the Shareholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by the Shareholder to be necessary in connection with the Shareholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries, or (v) as may otherwise be required by Law or legal, judicial or regulatory process, provided that the Shareholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (v); and provided, further, that the acts and omissions of any Person to whom the Shareholder may disclose confidential information pursuant to clauses (i) through (iii) of the preceding proviso shall be attributable to the Shareholder for purposes of determining Shareholder’s compliance with this Section 4.1.

4.2. Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Closing Date regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.3. Access to Agreement; Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by Company, such waiver is consented to in writing by the Shareholder. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Shareholder.

4.4 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:

If to Company:

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, TN 37201

Attn: General Counsel

If to the Shareholder:

James W. Ayers

[Address]

All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.

4.5. Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.6. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by Law.

4.7. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Registration Rights Agreement and the Charter, intended to be complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter, and supersedes all prior agreements and undertakings among the parties hereto with regard to such subject matter.

4.8. Termination. This Agreement shall terminate (a) if the Initial Public Offering is not consummated by December 31, 2016, or (b) on the earlier of (i) death or the Permanent Disability of the Shareholder or (ii) such date as the Shareholder, in the aggregate, holds less than 5% of the outstanding shares of Common Stock.

4.9. Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4.10. Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein, and shall also apply to any Common Stock acquired by the Shareholder after the date hereof; provided, that neither this Agreement nor any right arising under this Agreement may be assigned by any party hereto without the prior written consent of the Shareholder, and any attempted assignment, without such consent, will be null and void. Any successor to Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

4.11. Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Nashville, Tennessee to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Nashville, Tennessee. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 4.4 of this Agreement. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Tennessee federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

4.12. Further Assurances. At any time or from time to time after the Closing Date, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

4.13. Regulatory Matters. Company shall and shall cause its subsidiaries to keep the Shareholder informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Company or any of its subsidiaries, so that the Shareholder and his respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

4.14. Inconsistent Agreements. Neither Company nor the Shareholder shall enter into any agreement or side letter with, or grant any proxy to, the Shareholder, Company or any other Person (whether or not such proxy, agreements or side letters are with holders of Common Shares that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

4.15. Effectiveness of Agreement. Upon effectiveness of the registration statement relating to the Initial Public Offering, this Agreement shall thereupon be deemed to be in effect. However, to the extent such Initial Public Offering is not consummated within 60 days following the effectiveness of the registration statement relating thereto, the provisions of this Agreement shall be without any force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Shareholder’s Agreement as of the date first set forth above.

COMPANY:

FB FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER:

JAMES W. AYERS

By:

[Signature page to Shareholder’s Agreement]